Exhibit 10.1

PMC-SIERRA, INC.

RESTRICTED STOCK UNIT AGREEMENT

(Performance-Based Vesting Award)

RECITALS

A. The Board has adopted the Plan for the purpose of attracting and retaining the best available personnel for positions of substantial responsibility, to provide additional incentive to eligible employees, consultants and directors and to promote the success of the Company’s business.

B. Participant is to render valuable services to the Company (or a Parent or Subsidiary), and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Company’s issuance of shares of Common Stock to Participant under the Plan.

C. The Plan permits the granting of awards in a manner which is intended to constitute compensation deductible by the Company for tax purposes under Section 162(m) of the Code.

D. All capitalized terms in this Agreement shall have the meaning assigned to them herein or in the attached Appendix A.

NOW, THEREFORE, it is hereby agreed as follows:

1. Grant of Performance-Based Vesting Restricted Stock Units. The Company hereby grants to Participant, as of the Award Date, performance-based vesting restricted stock units under the Plan (the “Award”). Each performance-based restricted stock unit (“RSU”) represents the potential right to receive one share of Common Stock (each a “Share”) on the specified issuance date following the vesting of that RSU, subject to the achievement of the performance goal or goals during the performance period described in this Agreement. The number of shares of Common Stock subject to the Award, the performance goal or goals applicable to those shares, the applicable vesting schedule for those shares, the date on which those vested shares shall become issuable to Participant and the remaining terms and conditions governing the Award shall be as set forth in this Agreement.

Award Summary

Award Date:	August 27, 2012

Target Number of RSUs:	70,000 Shares

Maximum Number of RSUs	105,000 Shares

Performance Period :	January 2, 2012 - December 29, 2012

Performance Goal(s):	In accordance with Section 14 of the Plan, the performance goal applicable to the RSUs shall be based on the degree of achievement of the Company’s (internal-only) 2012 Annual Plan of Record revenue target (exclusive of revenues resulting from merger and acquisitions) for the Performance Period (the “Adjusted Revenue”) as determined or approved by the Compensation Committee, the threshold, target and maximum amounts of which are set forth in the table below under “Earned RSUs.”

Earned RSUs:	The number of Earned RSUs, if any (not to exceed the Maximum Number of RSUs) shall be determined based on the extent to which the Adjusted Revenue targets, set forth in the table below, are achieved.

Performance Level	Percentage Performance Level of Adjusted Revenue Target	Percentage of the Target Number of RSUs	Number of Earned RSUs
Threshold	75%	50%	35,000
Target	100%	100%	70,000
Maximum	120%	150%	105,000

Actual Company Adjusted Revenue results between performance levels shall be determined on a straight line interpolation basis based on the above figures. Notwithstanding the performance levels and corresponding Adjusted Revenue performance percentage and Earned RSU amounts set forth in the table above, in the event that the Adjusted Revenue performance percentage results are below the threshold level of 75%, the Compensation Committee may determine in its discretion that a specified number of RSUs nevertheless shall be deemed Earned RSUs subject to the Vesting Schedule set forth below.

To the extent the Award is intended to comply with Section 162(m) of the Code, the Compensation Committee shall determine the extent to which the Performance Goal(s) has been met with respect to the Performance Period and shall certify the number of Earned RSUs that may be issued, subject to vesting, based on such determination. Any portion of the Award not deemed Earned RSUs shall be cancelled, forfeited and of no further effect.

Vesting Schedule:	The Earned RSUs shall vest in accordance with the following schedule, provided that the Participant remains in Continuous Status as an Employee, Consultant or Director through each such date:

Vesting Date	Percentage of Earned RSUs that Vest
May 25, 2013	50% of Earned RSUs
May 25, 2014	25% of Earned RSUs
May 25, 2015	25% of Earned RSUs

Issuance Schedule:	The Shares in which Participant vests in accordance with the foregoing Vesting Schedule shall be issued upon vesting or as soon as administratively practicable thereafter, but in no event later than the close of the calendar year in which such vesting occurs, or (if later) the fifteenth (15th) day of the third (3rd) calendar month following such vesting. The actual issuance of the Shares shall be subject to the Company’s collection of all applicable Withholding Taxes in accordance with Paragraph 6 of this Agreement. In no event, however, shall any fractional shares be issued. Accordingly, the total number of shares of Common Stock to be issued pursuant to the Award shall, to the extent necessary, be rounded down to the next whole share in order to avoid the issuance of a fractional share.

2. Cessation of Employment or Service. Should Participant’s Continuous Status as an Employee, Consultant or Director cease for any reason prior to vesting in one or more Shares subject to this Award, then the Award shall be immediately cancelled with respect to those unvested Shares. Participant shall thereupon cease to have any right or entitlement to receive any Shares under those cancelled RSUs. Notwithstanding the foregoing, in the event Participant’s employment terminates in a manner that entitles him to the equity acceleration benefits (the “Acceleration Benefits”) described in Section 8 or 9 of that certain Amended and Restated Executive Employment Agreement by and between the Company and Participant effective as of February 22, 2012 (the “Employment Agreement”), solely for purposes of determining the number of the Shares underlying the RSUs that will vest upon such termination of employment pursuant to the Acceleration Benefits, (i) to the extent the number of Earned RSUs has not been determined by the Compensation Committee as of the date Participant’s employment terminates, the number of Earned RSUs subject to vesting shall be the Target Number of RSUs and (ii) the Acceleration Benefits shall be calculated as of the date of Participant’s Separation from Service (as defined in the Employment Agreement), including in such case as the Performance Period has not concluded as of such date.

3. Limited Transferability. Prior to the actual issuance of the Shares that vest hereunder, Participant may not transfer any interest in the Award or the underlying Shares; provided, however, any Shares which vest hereunder but which otherwise remain unissued at the time of Participant’s death may be transferred (subject to applicable law) pursuant to the provisions of Participant’s will or the laws of descent or distribution.

4. Stockholder Rights. The holder of this Award shall not have any stockholder rights, including voting or dividend rights, with respect to the Shares subject to the Award until Participant becomes the record holder of those Shares following their actual issuance upon the Company’s collection of the applicable Withholding Taxes.

5. Adjustment in Shares. In the event of any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company (other than a conversion of any convertible securities of the Company) then the number of Shares subject to this Award shall be adjusted proportionately by the Board.

6. Collection of Withholding Taxes.

(a) Until such time as the Company provides Participant with written or electronic notice to the contrary, the Company shall collect the Withholding Taxes required to be withheld with respect to the issuance of the vested Shares hereunder through an automatic share withholding procedure pursuant to which the Company shall withhold, at the time of such issuance, a portion of the Shares with a Fair Market Value (measured as of the issuance date) equal to the amount of those taxes (the “Share Withholding Method”); provided, however, that the amount of any Shares so withheld shall not exceed the minimum statutory amount required to be withheld by the Company. Notwithstanding the foregoing, the Administrator may, at its sole discretion, require that such Withholding Taxes be paid through one of the following methods selected by the Administrator in lieu of the Share Withholding Method:

(i) Participant’s delivery of his or her separate check payable to the Company in the amount of such taxes, or

(ii) the use of the proceeds from a next-day sale of the Shares issued to Participant, provided and only if (A) such a sale is permissible under the Company’s trading policies governing the sale of Common Stock, (B) Participant makes an irrevocable commitment, on or before the issuance date for those Shares, to effect such sale of the Shares and (C) the transaction is not otherwise deemed to constitute a prohibited loan under Section 402 of the Sarbanes-Oxley Act of 2002.

(b) Notwithstanding the provisions of subparagraph (a) of this Paragraph 6, the employee portion of any U.S. federal, state and local employment taxes and any foreign taxes or payments required to be withheld by the Company in connection with the vesting of the Shares (the “Employment Taxes”) shall in all events be collected from Participant no later than the last business day of the calendar year in which the Shares vest hereunder. Accordingly, to the extent the issuance date for one or more vested Shares is to occur in a year subsequent to the calendar year in which those Shares vest, Participant shall, on or before the last business day of the calendar year in which the Shares vest (or at such time as determined by the Company), deliver to the Company a check payable to its order in the dollar amount equal to the Employment Taxes required to be withheld with respect to those Shares.

7. Compliance with Laws and Regulations. The issuance of shares of Common Stock pursuant to the Award shall be subject to compliance by the Company and Participant with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange on which the Common Stock may be listed for trading at the time of such issuance.

8. Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Company at its principal corporate offices. Except to the extent electronic notice is expressly authorized hereunder, any notice required to be given or delivered to Participant shall be in writing and addressed to Participant at the most recent residential address on file at the Company (its Parent or Subsidiary). All notices shall be deemed effective upon personal delivery (or electronic delivery to the extent authorized hereunder) or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

9. Successors and Assigns. Except to the extent otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and Participant, Participant’s assigns and the legal representatives, heirs and legatees of Participant’s estate.

10. Construction. This Agreement and the Award evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. All decisions of the Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in the Award.

11. Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without resort to that State’s conflict-of-laws rules.

12. Employment at Will. Nothing in this Agreement or in the Plan shall confer upon Participant any right to continue in employment or service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Parent or Subsidiary employing or retaining Participant) or of Participant, which rights are hereby expressly reserved by each, to terminate Participant’s Continuous Status as an Employee, Consultant or Director at any time for any reason, with or without cause, subject to applicable law and the terms of any employment agreement.

13. Nature of Grant; No Entitlement; No Claim for Compensation. In accepting the grant of this Award for the number of Shares as specified above, Participant acknowledges the following:

(a) The Plan and any sub-plans and addenda thereto are established voluntarily by the Company, they are discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time.

(b) The grant of this Award is voluntary and occasional and does not create any contractual or other right to receive future grants of awards, or benefits in lieu of awards, even if awards have been granted repeatedly in the past.

(c) All decisions with respect to future awards, if any, will be at the sole discretion of the Administrator.

(d) Participant is voluntarily participating in the Plan.

(e) This Award is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or its Parent or Subsidiaries (including, as applicable, Participant’s employer) and which is outside the scope of Participant’s employment contract, if any.

(f) This Award is not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

(g) In the event that Participant’s employer is not the Company, the grant of the Award shall not be interpreted to form an employment contract or relationship with the Company and, furthermore, the grant of the Award shall not be interpreted to form an employment contract with Participant’s employer or any Parent or Subsidiary.

(h) The future value of the Shares underlying the Award is unknown and cannot be predicted with certainty.

(i) In consideration of the grant of this Award, no claim or entitlement to compensation or damages shall arise from termination of the Award or diminution in value of the Award or any of the Shares issuable under the Award from termination of Participant’s employment by the Company or Participant’s employer, as applicable (and for any reason whatsoever and whether or not in breach of contract or local labor laws), and Participant irrevocably releases his or her employer, the Company and its Subsidiaries, as applicable, from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting this Agreement, Participant shall be deemed to have irrevocably waived his or her entitlement to pursue such claim.

14. Data Privacy.

(a) Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Agreement by and among, as applicable, Participant’s employer, the Company and its Parent and Subsidiaries for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

(b) Participant understands that Participant’s employer, the Company and its Parent and Subsidiaries, as applicable, hold certain personal information about Participant regarding Participant’s employment, the nature and amount of Participant’s compensation and the fact and conditions of Participant’s participation in the Plan, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, health, job title, any shares of stock or directorships held in the Company and its Parent and Subsidiaries, details of all options, awards or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the purpose of implementing, administering and managing the Plan (the “Data”). Participant understands that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in Participant’s country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than Participant’s country. Participant understands that Participant may request a list with the names and addresses of any potential recipients of the Data by contacting stockholder services at the Company. Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party. Participant understands that the Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands that Participant may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Participant’s local human resources representative. Participant understands, however, that refusing or withdrawing Participant’s consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that Participant may contact his or her local human resources representative.

15. Electronic Delivery. The Company may deliver any documents related to the Award, the Plan or future awards that may be granted under the Plan by electronic means. Such means of electronic delivery include, but do not necessarily include, the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the documents via e-mail or such other means of electronic delivery specified by the Company. Participant hereby acknowledges that he or she has read this provision and consents to the electronic delivery of the documents and that electronic acceptance of this Agreement constitutes acceptance as if Participant physically executed this Agreement. Participant further acknowledges that he or she shall not receive the Award if he or she fails to accept this Agreement electronically or by physical signature. Participant acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to Participant by contacting the Company. Participant further acknowledges that he or she will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, Participant understands that he or she must provide the Company with a paper copy of any documents if the attempted electronic delivery of such documents fails.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first indicated above.

PMC-SIERRA, INC.

By:

Title:

PARTICIPANT

Signature:

APPENDIX A

DEFINITIONS

The following definitions shall be in effect under the Agreement:

A. Administrator shall mean the particular entity, whether the Compensation Committee or other committee of the Board, which is authorized to administer the Plan with respect to one or more classes of eligible persons, to the extent such entity is carrying out its administrative functions under the Plan with respect to the persons under its jurisdiction.

B. Agreement shall mean this Restricted Stock Unit Agreement.

C. Award shall mean the award of restricted stock units made to Participant pursuant to the terms of this Agreement.

D. Award Date shall mean the date the restricted stock units are awarded to Participant pursuant to the Agreement and shall be the date indicated in Paragraph 1 of the Agreement.

E. Board shall mean the Company’s Board of Directors.

F. Code shall mean the Internal Revenue Code of 1986, as amended.

G. Common Stock shall mean shares of the Company’s common stock.

H. Company shall mean PMC-Sierra, Inc., a Delaware corporation.

I. Compensation Committee shall mean the Compensation Committee of the Board.

J. Continuous Status as an Employee, Consultant or Director shall mean that the employment, consulting or director relationship with the Company or any Parent or Subsidiary is not interrupted or terminated. Continuous Status as an Employee, Consultant or Director shall be deemed to cease to be in Continuous Status as an Employee, Consultant or Director immediately upon the occurrence of either of the following events: (i) Participant no longer performs services in any of the foregoing capacities for the Company or any Parent or Subsidiary or (ii) the entity for which Participant is performing such services ceases to remain a Parent or Subsidiary of the Company, even though Participant may subsequently continue to perform services for that entity. Continuous Status as an Employee, Consultant or Director shall not be considered interrupted in the case of: (i) any leave of absence approved by the Company, including sick leave, military leave, or any other personal leave; or (ii) transfers between locations of the Company or between the Company, its Parent, its Subsidiaries or its successor. Except to the extent required by law or expressly authorized by the Administrator or by the Company’s written policy on leaves of absence, no service credit shall be given for vesting purposes for any period Participant is on a leave of absence. Notwithstanding the foregoing, the

Administrator may determine that other interruptions or terminations in the employment or consulting relationship with the Company or any Parent or Subsidiary shall not constitute an interruption in the Continuous Status as an Employee, Consultant or Director.

K. Fair Market Value shall mean, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock as such price is reported by the National Association of Securities Dealers (if primarily traded on the Nasdaq Global Select Market) or as officially quoted in the composite tape of transactions on any other stock exchange with the greatest volume of trading in Common Stock on the date of determination (or, if no closing sales price was reported on that date, on the last preceding trading date such closing sales price was reported) at the end of regular hours trading, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the common is quoted on the National Association of Securities Dealers, Inc. Automated Quotation System (but not on the National Market System thereof) or is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the date of determination (or, if no such prices were reported on that date, on the last preceding date such prices were reported), at the end of regular hours trading as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii) In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.

L. 1934 Act shall mean the Securities Exchange Act of 1934, as amended from time to time.

M. Participant shall mean the person to whom the Award is made pursuant to the Agreement.

N. Parent shall mean any Company (other than the Company) in an unbroken chain of companies ending with the Company, provided each Company in the unbroken chain (other than the Company) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other companies in such chain.

O. Plan shall mean the Company’s 2008 Equity Plan, as may be amended from time to time.

P. Subsidiary shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

Q. Withholding Taxes shall mean the U.S. federal, state, local and foreign income and employment taxes, social security taxes, social insurance, payroll taxes, contributions, payment on account obligations, national taxes or other payments required to be withheld by the Company in connection with the vesting and issuance of the shares of Common Stock under the Award.